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Exhibit 99.1

October 24, 2002

Dear Valued Shareholder:

Hello again. It's been a few months since I last wrote to you and I thought it would be helpful to give you another update on your company ("Tully's").

As you may know, in August we released our financial results for the first quarter of fiscal year ending June 30, 2002. Our net loss was $1,875,000 for the first quarter, a 49 percent improvement from last year's net loss of $3,648,000. You may access our quarterly report on Form 10-Q filed with the Securities and Exchange Commission via the internet at www.sec.gov/edgar.shtml or you may contact our investor relations department at 206/233-2070, ext. 2907.

To begin, I have been on the job for five months and although we still face many challenges, I remain confident about our future prospects. We are making progress across our three operating divisions—retail, wholesale and international.

Since joining Tully's, I have been speaking with hundreds of our dedicated employees, listening to our customers, touring our retail stores and visiting numerous wholesale outlets carrying Tully's coffee. I've also had conversations with some of you, our shareholders. I've spent much time with Tully's executive team and board of directors to gain a firm knowledge of our business, customers, challenges and opportunities to help chart our future course.

From this vantage point, along with a great deal of hard work by more than a thousand committed Tully's employees, much has been accomplished in a relatively short period of time.

First and foremost, we have made significant progress in improving our competitive position within our retail system, especially in the Seattle market.

A key barometer of retail health is the measure of comparable store sales trends versus the prior year. By executing consumer-focused initiatives, along with an increased emphasis on customer satisfaction, I'm happy to say that we have made improvements throughout our 101 retail stores.

Company-wide, our comparable sales during September 2002 increased 2.7% compared to the prior year period. Our improvement is even more dramatic within the greater Seattle market. The graph on the next page shows our progress during the past 18 months for all Tully's stores.

Tully's Coffee Corporation
Comparable Store Sales Change
All Markets
(Table)

FY '02	Q1—FY '03	JUL—FY '03	AUG—FY '03	SEP—FY '03
(6.1)%	(3.8)%	(2.9)%	(0.2)%	2.7%

In July, we launched Tully's Gourmet Ice Cream, supported by a relatively modest investment in bus-board signage and newspaper advertisements with coupons. Tully's Gourmet Ice Cream has proven to be a very successful new product platform. Further, it is also synergistic with our retail format, attracting our core specialty coffee customers, along with other members of the family who want a great tasting ice cream treat. Throughout the summer, it was common to see mom and dad enjoying a Tully's latte, while their kids (ok, the parents too) were savoring Tully's Gourmet Ice Cream.

Because of the overwhelmingly positive consumer response, we see Tully's Gourmet Ice Cream as a year-round platform that will be promoted periodically featuring additional products. For instance, we recently rolled out Tully's Reese's Peanut Butter Cup ice cream shakes in all our stores. Enclosed, is a "buy-one-get-one-free" ice cream shake coupon for you to share with a family member, a business associate or a friend... enjoy!

To further build on our retail sales momentum, we recently launched Tully's Anniversary Sale (celebrating 10 years in business), featuring coffee making hardware and other related accoutrements, all at a compelling discount. To increase our whole bean business, we also introduced a unique cross-promotional campaign with our biscotti manufacturer, Dilettante.

We soon will be offering our new Tully's Card. After much planning, systems development and employee training, we plan to go "live" in early November. The Tully's Card will provide our customers greater convenience and the opportunity for easy gift giving.

Looking towards the holiday season, we have an exciting promotional campaign scheduled for November and December featuring Tully's great tasting gourmet coffee and coffee beverages, along with other delicious "treats."

Needless to say, we have numerous consumer-focused activities in our retail stores that are beginning to pay dividends. We plan to keep this momentum going.

I'm also happy to say that we are making progress in our wholesale division. Since my last letter, we have added additional grocery chains including Albertson's (Seattle), Central Markets and selected Fred Meyer locations. We now have over 750 grocery stores carrying Tully's gourmet coffee in the Pacific Northwest.

In August, we executed a very successful program with selected Albertson's, Larry's Markets and Safeway stores. Over 400 aisle display merchandisers featuring Tully's Baseball Blend were placed in the Pacific Northwest. We plan to expand this program in the coming months. We also are working towards increasing Tully's grocery presence by adding whole bean bulk fixtures, where volumes tend to be higher.

We have also landed our first Costco deal within their business-to-business warehouse format. We are now in four of their warehouse locations in Seattle, Portland, Arizona and Northern California. Costco will feature a 24-count case with 1.75 ounce prepackaged portions of Tully's House Blend.

One of our international partners, Tully's Coffee Japan ("TCJ") continues to expand rapidly. TCJ now boasts almost 80 stores throughout Japan. Our other Asian partner Tully's Coffee Asia ("TCA"), wholly owned by Ueshima Coffee Company plans on opening their first Tully's Coffee store most likely in South Korea within the next several months. TCA has the development rights for all Asian countries outside Japan.

At the corporate level, we continue to make cost cutting improvements while prudently investing in our business to support our strategies.

For example, to build on our successes and further leverage our terrific brand equity, we recently hired Paul Curhan as our vice president of marketing and merchandising, reporting to me. Paul comes to Tully's with a thoroughbred marketing background including five years with Starbucks during their years of explosive growth. He has also worked for world-class companies, including assignments with Procter & Gamble, Kellogg Cereal Company and Haagen-Dazs. He was most recently with Amazon.com as their international marketing director prior to joining Tully's.

We continue to evaluate every piece of our business to extract cost reduction opportunities whenever possible. For example, we renegotiated our contract with the San Francisco Giants (Pac Bell Park) to improve our short-term cash flow needs, while obtaining extended marketing benefits.

On the financing front, we are in the process of securing a loan package to address our short-term cash flow needs. We also hired an investment banking firm to seek longer-term financing options to fund operations and to enable growth.

Looking towards our future, I recognize that we still have a great deal of work to do to further enhance our position in the market place, while improving our financial performance. I'm proud to report we are making progress on both fronts.

Finally, I want to restate how much we all appreciate your continuing support of Tully's by being both a shareholder and a customer. We at Tully's fully understand and recognize that ultimately, we work for each of you who own a part of Tully's Coffee Corporation.

Sincerely,

/s/ TONY GIOIA

Tony Gioia President, Chief Executive Officer Tully's Coffee Corporation

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  Exhibit 99.1